Exhibit 99.1

Autobytel Reports Improved Financial Results for 2012 Fourth Quarter and Full Year

– Growth Driven by Industry-Leading 23% Sales Conversion Rate from Autobytel.com Leads –

– Net Income for Year More Than Triples over 2011 –

– Upbeat for Strong 2013, Based on Healthy Automotive Market –

IRVINE, Calif. (February 28, 2013) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today announced higher revenues and net income for the fourth quarter and full year ended December 31, 2012, compared with the corresponding prior year periods.

Revenues for the 2012 fourth quarter increased to $16.9 million from $16.2 million last year.  Revenues generated from automotive purchase requests, or leads, the company's core product offering, rose more than 8% to $14.6 million for the 2012 fourth quarter, up from $13.5 million for the same quarter last year, primarily reflecting continued demand from automotive dealers and manufacturers.  Revenue from automotive dealers (retail) increased 18%, and revenue from automotive manufacturers (wholesale) grew 1% for the fourth quarter of 2012, compared with last year's fourth quarter.  In addition, the company said that it increased by 7.5% the number of dealers on its retail program, resulting in Autobytel's highest year-end dealer count since 2008.

Gross profit totaled $6.4 million for the 2012 fourth quarter, compared with $6.9 million one year ago.  Gross margin equaled 37.8% of total revenues for the 2012 fourth quarter, versus 42.5% for the fourth quarter of 2011.  The decline in gross margin resulted from continued investments to drive increased growth, including a 75% increase in the company's search engine marketing team to generate additional lead volume and further enhancements to the company's online consumer content.  Additionally, there was a one-time recognition of deferred revenue in the 2011 fourth quarter, which was not present in the 2012 fourth quarter. Autobytel's longer-term gross margin target remains above 40%, but given continued investment in driving lead revenue growth and its changing revenue mix, the company expects gross margin to be slightly lower in the near-term.

Total operating expenses decreased by 6% to $6.1 million, or 35.9% of revenues, for the 2012 fourth quarter, from $6.5 million, or 39.8% of revenues, for the 2011 fourth quarter.  The reduction reflected ongoing cost containment initiatives.

Net income for the 2012 fourth quarter was $351,000, or $0.04 per diluted share, based on 9.0 million diluted average weighted shares outstanding.  Net income for the 2011 fourth quarter was $341,000, or $0.04 per diluted share, based on 9.4 million diluted average weighted shares outstanding.  Per share amounts reflect a 1-for-5 reverse stock split effected on July 11, 2012.

Cash flow provided by operations was $1.4 million for the fourth quarter of 2012, compared with $2.1 million for the prior-year fourth quarter.  Cash net income was $1.1 million, or $0.12 per diluted share, for the fourth quarter of 2012, the same as for last year's fourth quarter.

"Automotive lead volume to dealers and manufacturers was solid during the fourth quarter and continued to grow into the first quarter.  This positive trend is being driven by our ability to self-generate high quality consumer leads for our customers – leads that convert at approximately three times the rate of the estimated industry average.  Verified by R.L. Polk & Co., the most recent data shows that automotive leads from consumers shopping on Autobytel.com have a conversion rate of approximately 23%," said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  "At the same time, investments in refining and expanding the consumer experience at Autobytel.com are paying off with growing brand recognition."

Earlier today, the company announced that over just the last two years, consumers who submitted leads sold by Autobytel to dealers accounted for nearly 4% of all new retail car sales in the United States over that time period, according to a just-completed study done in partnership with Polk.

"Our primary financial objective for this year is to accelerate revenue growth while continuing to improve profitability," Coats added.  "We entered 2013 in a strong position, and look forward to an outstanding year ahead with more aggressive marketing plans to drive top-line growth as we continue to benefit from the healthy automotive market, delivery of a robust consumer experience and high sales conversion rates for our customers."

Full-Year Results
Revenues for 2012 rose to $66.8 million from $63.8 million for 2011.  Revenues generated from automotive leads rose 9% to $57.1 million for 2012, up from $52.5 million last year.  Revenue from the retail channel rose 10%, and revenue from the wholesale channel improved 7% for 2012 compared with 2011.

Gross profit improved to $26.3 million for the year ended December 31, 2012, up from $26.0 million last year.  Gross margin was 39.3% of total revenues for 2012, compared with 40.7% for 2011.

Total operating expenses for 2012 decreased to $24.7 million, or 36.9% of revenues, from $25.3 million, or 39.6% of revenues, last year.  2012 marks the third consecutive year of operating expense declines.  Revenues have grown approximately 30% over the same timeframe.

Net income for 2012 more than tripled to $1.4 million, or $0.15 per diluted share, based on 9.2 million diluted average weighted shares outstanding, from $416,000, or $0.04 per diluted share, based on 9.5 million diluted average weighted shares outstanding, for 2011.  Per share amounts reflect a 1-for-5 reverse stock split effected on July 11, 2012.

Cash flow provided by operations was $5.8 million for 2012, versus $2.2 million for 2011.  Cash net income grew to $4.5 million, or $0.48 per diluted share, for 2012, from $3.5 million, or $0.37 per diluted share, one year ago.

Cash and cash equivalents grew to $15.3 million at December 31, 2012, from $11.2 million at the same time last year.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2012 fourth quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 97502551.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel's website.  A telephone replay of the call will also be available through March 7, 2013 by dialing (855) 859-2056, passcode 97502551.  The slides that will be referenced during the call will be available on the company's website at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  The slides will contain disclosures of EBITDA (earnings before interest, taxes, depreciation and amortization), cash flow, cash net income and cash net income per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides.

Note about Non-GAAP Financial Measures
 Autobytel has disclosed Cash Net Income and Cash Net Income per Diluted Share, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2012 fourth quarter and full year within this press release.  The company defines Cash Net Income as net income/(loss) plus depreciation and amortization and non-cash share-based compensation and defines Cash Net Income per Diluted Share as Cash Net Income divided by weighted average diluted shares outstanding. The company's management believes that presenting these non-GAAP financial measures separately provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of Cash Net Income and Cash Net Income per Diluted Share to the closest GAAP financial measures is included at the end of this press release.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer purchase requests, or leads, and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, www.autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs.

Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, comments regarding the health of the automotive industry, looking forward to an outstanding year ahead, and implementation of aggressive marketing plans to drive top-line growth, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company's stock.

Contacts:

Investors:                                                                         Media:
Autobytel Inc.                                           Splash Media
Curt DeWalt                                                                                  Jennifer Lange
Chief Financial Officer                                                     949-916-4820
949-437-4694                                                                                 jlange@getsplashmedia.com
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$15,296	$11,209
Restricted cash	-	400
Accounts receivable (net of allowances for bad debts and customer credits of $426 and $540, at December 31, 2012 and December 31, 2011, respectively)	10,081	10,144
Prepaid expenses and other current assets	504	571
Total current assets	25,881	22,324
Property and equipment, net	1,593	1,629
Long-term strategic investment	-	194
Intangible assets, net	1,539	2,893
Goodwill	11,677	11,677
Other assets	77	77
Total assets	$40,767	$38,794

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,837	$3,081
Accrued expenses and other current liabilities	5,377	4,994
Deferred revenues	168	216
Total current liabilities	9,382	8,291
Convertible note payable	5,000	5,000
Other non-current liabilities	620	607
Total liabilities	15,002	13,898

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 8,855,400 and 9,224,345 shares issued and outstanding, as of December 31, 2012 and December 31, 2011, respectively	9	46
Additional paid-in capital	306,252	306,733
Accumulated deficit	(280,496)	(281,883)
Total stockholders' equity	25,765	24,896
Total liabilities and stockholders' equity	$40,767	$38,794

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

Revenues:
Lead fees	$16,032	$15,100	$63,109	$59,735
Advertising	854	1,077	3,524	3,850
Other revenues	25	46	169	227
Total revenues	16,911	16,223	66,802	63,812
Cost of revenues (excludes depreciation of $28 and $17 for the three months ended December 31, 2012 and 2011, respectively, and $118 and $221 for the twelve months ended December 31, 2012 and 2011, respectively)	10,526	9,334	40,530	37,829
Gross profit	6,385	6,889	26,272	25,983

Operating expenses:
Sales and marketing	1,888	2,124	8,536	8,906
Technology support	1,750	1,804	6,848	7,045
General and administrative	2,080	2,178	7,852	7,987
Depreciation and amortization	422	403	1,717	1,771
Litigation settlements	(68)	(59)	(273)	(451)
Total operating expenses	6,072	6,450	24,680	25,258
Operating income	313	439	1,592	725
Interest and other income, net	126	10	139	40
Income tax provision	88	108	344	349
Net income and comprehensive income	$351	$341	$1,387	$416

Basic earnings per common share	$0.04	$0.04	$0.15	$0.05
Diluted earnings per common share	$0.04	$0.04	$0.15	$0.04

Shares used in computing earnings per common share (in thousands):
Basic	8,854	9,224	8,996	9,194
Diluted	9,040	9,424	9,204	9,536

AUTOBYTEL INC.
RECONCILIATION OF CASH NET INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2012	2011	2012	2011

Net income	$351	$341	$1,387	$416

Depreciation and amortization	536	508	2,162	2,106

Share-based compensation	202	254	910	1,022

Cash net income	$1,089	$1,103	$4,459	$3,544

Cash net income per diluted share	$0.12	$0.12	$0.48	$0.37

Shares used in calculating
cash net income per diluted share	9,040	9,424	9,204	9,536